Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Dated the 25th day of February 2022 (Revised March 30, 2022)

BETWEEN:

Amarin Pharmaceuticals Ireland Limited

(the ‘Company’) and

David Keenan (the ‘Employee’)

CONTRACT OF SERVICE

THIS AGREEMENT is made the 1st day of May 2022.

BETWEEN:

AMARIN PHARMACEUTICALS IRELAND LIMITED having an office located at Spaces South Docklands, Block C, 77 Sir John Rogerson’s Quay, Dublin 2, D02 VK60, Ireland (hereinafter the ‘Company’ which expression will where the context so permits or requires include its subsidiaries and associated companies) of the one part;

and

David Keenan of *** (hereinafter called the ‘Employee’) of the other part.

For reasons of better legibility, the masculine form (generic masculine) is used herein. The information relates to members of all genders in the sense of equal treatment.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.
Definitions
1.1
In this Agreement and the schedule hereto, the following expressions will, unless the context otherwise requires, have the following meanings:

“Amarin” means Amarin Corporation PLC with company number 2353920 (REV1), registered office at One New Change, London EC4M 9AF, England and principal offices at Spaces South Docklands, Block C, 77 Sir John Rogerson’s Quay, Dublin 2, D02 VK60, Ireland;

“associated company” means any subsidiary undertaking or joint venture of the Company, any holding undertaking of which the Company is a subsidiary undertaking, a subsidiary undertaking or joint venture of such a holding undertaking, or an undertaking in which any of the foregoing has a participating interest (the terms “undertaking”, “subsidiary undertaking” and “holding undertaking” each having the meaning given to it in section 275 of the Companies Act 2014, and the terms “joint venture” and “participating interest” each having the meaning given to it in Schedule 4 to that Act); and for the avoidance of doubt includes Amarin; and “Associated Companies” will be read accordingly;

“Incapacity” means any illness or injury which prevents the Employee from carrying out her duties;

“the Board” means the Board of Directors of the Company or any duly constituted and authorised committee of the Board;

“Restricted Period” means a period of six months after the Termination Date and is inclusive of any period of Garden Leave which the Employee may be required to take under clause 18;

“Termination Date” means the date of termination of the Employee’s employment howsoever arising;

1.2
The expression “the Company” will, unless the context otherwise requires, include any person acting on behalf of the Company within his/her proper authority.
1.3
Words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” will, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause, paragraph or sub-paragraph thereof.
1.4
The expression “person” will, unless the context otherwise requires, include partnerships, companies and other bodies corporate.
1.5
The captions in this Agreement are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.
1.6
A reference in this Agreement to an Act of the Oireachtas will be deemed to include any statutory modification or re-enactment whenever made.
2.
Appointment
2.1
The Company hereby agrees to appoint the Employee as Sr. Vice President, Technical Operations upon the terms and subject to the conditions hereinafter appearing, and the Employee hereby agrees to accept such appointment.
2.2
The appointment of the Employee hereunder will commence on May 16, 2022. The Employee will report to Chief Executive Officer – Dr. Karim Mikhail, (each, a “Reporting Executive”). The Company at all times reserves the right to amend and adapt this reporting line at its sole discretion following consultation with the Employee.
2.3
The first six months of the employment will be probationary. The Employee’s performance and suitability for continued employment will be reviewed during the probationary period. Should the Company be dissatisfied or consider the Employee unsuitable for any reasonable reason or if the Employee chooses to terminate the employment contract during this probationary period, the employment may be terminated by either party on two weeks written notice at any time during or at the end of the probationary period.
2.4
Alternatively, the Company may choose to extend the probationary period for a further period of four months on the same terms. The Company’s disciplinary procedures will not apply during the probationary period or any extension thereof.
3.
Duties and Responsibilities
3.1
The Employee will:
(a)
faithfully and diligently perform such job duties and exercise such powers in relation to the Company and its business, not being inconsistent with her position, as the Board will from time to time assign to or vest in him;

(b)
report on a timely basis and be accountable to the Reporting Executives on the activities and affairs of the Company for which the Employee has responsibility, in this case, until further notice, such nominees being the Reporting Executives;
(c)
in the discharge of such duties and in the exercise of such powers,

observe and comply with all lawful directions, resolutions, policies, procedures and regulations from time to time made or given by the Reporting Executives;
(d)
devote the whole of his time and attention during business hours to the discharge of his duties hereunder and use his best endeavours to promote the interests, welfare and reputation of the Company;
(e)
in pursuance of his duties hereunder, perform such management services for any associated company and without any further remuneration, unless agreed by the Reporting Executives, accept such offices in the Company and/or such associated companies as the Reporting Executives may from time to time reasonably require;
(f)
except to the extent, if any, permitted by the Amarin code of ethics, not directly or indirectly give or receive gifts, incentives or inducements to or from any person or company in the carrying out of any activity in connection with the Company and/or any associated company;
(g)
save as agreed under clause 4.3, not during his tenure of office engage directly or indirectly in any other trade, business, profession or calling unless approved in accordance with Amarin policy;
(h)
not in any way pledge the credit of the Company except so far as he may be authorised from time to time to do so by the Reporting Executives whether generally or in any particular case.
3.2
Without prejudice to the generality of the foregoing, the Employee acknowledges that he will be expected to perform and carry out all job duties, acts and obligations and to comply with such directions as may be designated by any of the Reporting Executives to be reasonably consistent with his position. The Employee acknowledges that during the course of his employment with the Company, it may be necessary to expand or contract his duties within the general scope of his position, which may include a change of title and increased or reduced responsibilities.
3.3
Without prejudice to the generality of the provisions of this clause, the key duties and responsibilities of the Employee will include those reasonably notified by any of the Reporting Executives to the Employee from time to time.
3.4
The Employee will act diligently and use all reasonable efforts to achieve such performance and other specific targets as may be reasonably set from time to time by any of the Reporting Executives and notified to the Employee.
4.
Conduct and Standards
4.1
The Employee hereby warrants that his performance of the provisions of this Agreement will not infringe the rights of any third party or cause the Employee to be in breach of any of his obligations to a third party.
4.2
The Employee will be obliged to travel throughout the world, as may reasonably be required by the Reporting Executives for the proper and efficient fulfilment and discharge of his duties and responsibilities to the Company.
4.3
Prior to the commencement of his employment under this Agreement, the Company will agree, in writing, with the Employee any other business activities (if any) in which he may either directly or indirectly assist or engage or be interested in during the period of her employment hereunder.
4.4
The Employee will not at any time during his employment with the Company (except as the holder of any shares, stock or debentures which in aggregate do not exceed one percent (1%) of the total shares, stocks or debentures of a company quoted on any recognised stock exchange) directly or indirectly assist or engage or be interested in or work for any business in competition with the Company and/or any of its associated companies without complying with Amarin policy and obtaining the prior approval of any of the Reporting Executives.
4.5
The Employee will at all times during the continuance of this Agreement operate to a high degree of integrity and performance and will comply with the Amarin code of ethics and with any other codes of conduct or regulations as may apply to the Company from time to time.
5.
Place of Work

The Employee’s normal place of work will be Spaces South Docklands, Block C, 77 Sir John Rogerson’s Quay, Dublin 2, D02 VK60, Ireland. Such address may change and be designated from time to time. For the efficient discharge of her duties, the Employee may be required to travel to work at such other Company locations as the Company may reasonably require from time to time.

6.
Hours Of Work

The Employee will work such hours as may reasonably be required for the proper performance of his duties subject to compliance with the Organisation of Working Time Act 1997. The Employee will structure his work hours in a manner which enables him to work with colleagues in other Amarin offices throughout the world (on a reasonable basis taking into account the issues of relative time zones between Ireland and the US).

The Employee will be expected to be reasonably available to travel and work outside normal office hours without additional remuneration, holidays or leave.

7.
Remuneration
7.1
The Employee’s salary will be at the rate of €410,000 per annum (and pro rata for any lesser period). Remuneration is payable monthly in arrears (subject to all statutory and agreed deductions) by credit transfer to a bank of the Employee’s choice, and such payment arrangements will remain in force until otherwise mutually agreed.
7.2
The Employee’s salary and other remuneration will be reviewed each year or otherwise in line with Amarin policy, and any increase to same (which is at the discretion of the Company) will be notified to the Employee in writing.
7.3
The Employee will be reimbursed for any reasonable expenses properly and necessarily incurred by the Employee while performing his duties on behalf of the Company, including business expenses incurred when required to travel abroad for Company business subject to the Employee conforming to Amarin’s policy and procedure; office expenses; and necessary professional subscriptions.
7.4
The Executive will be paid a car allowance of EU 1,500 per month (inclusive of fuel and other related costs), subject to applicable tax and other deductions required by law, provided that the Executive has a private motor car available at all times for efficient performance of the duties on behalf of the Company.
7.5
The Company reserves the right to make deductions from payments due to the Employee so as to reimburse sums due by the Employee to the Company.
8.
Performance Related Bonus

The Employee will be eligible for a performance bonus of up to 50% of his annual salary paid annually no later than 31 March based on individual and Company objectives to be set by the Company. Any bonus payment is entirely at the discretion of the Board. For the avoidance of doubt, 2022 performance bonus payment will not be prorated for start date. The Employee will receive 12 months consideration. In the event that the Employee’s employment is terminated by either party and/or if the Employee is under notice of termination given by either party, the Employee is not entitled to receive any bonus payment. The Employee will receive a “sign-on” bonus in the amount of

€50,000 payable in July 2022.

9.
Medical Insurance
9.1
The Employee will be covered by the Company paid Health Insurance Plan in respect of himself, his wife and dependent children up to 25 years in full time education or otherwise up to 18 years. This plan is subject to annual review and may be changed or altered or removed at any time by Amarin.
9.2
The Company will be entitled at any time to amend the terms of the insurance cover provided to the Employee and/or the Employee’s family pursuant to any such scheme provided an equal level of cover is provided.
10.
Pension And Death In Service Benefit
10.1
The Employee shall be eligible to participate as a member of the Irish Life Pension Scheme (“the Plan”) subject to and in accordance with the relevant deeds and rules of the Plan and Revenue limits.
10.2
The Employee is entitled to participate in such death in service schemes as may be provided by the Company subject to the Employee satisfying certain eligibility criteria and subject to the rules of such scheme as amended from time to time. Any benefits payable under the life assurance scheme are paid to the scheme trustee. The trustees will then forward payments to nominated beneficiaries. The Employee is required to complete an expression of wishes to inform trustees of his beneficiary choices. The Employee may be required to participate in medical underwriting for full cover of his entitlement. The Employee will be notified in writing if such requirement applies to him.
11.
Benefit Plans

The Employee will be eligible for participation in the benefit plans specified herein and such other benefit plans as may be approved in writing by the Company and specifically applied to the Employee by notice in writing from the Company from time to time. Participation in such benefit plans will be subject always to the rules and conditions applicable to each such plan. The Company reserves the right at all times to vary or discontinue any benefit plans in which the Employee may be entitled to participate. The Company will also have the right to substitute new benefit plans for any plan in which the Employee may be eligible to participate. The Employee is eligible to be covered under these plans up to age 68.

12.
Holidays

The Employee will, in addition to his statutory public holiday entitlements, be entitled to paid holiday leave at the rate of 25 working days per annum (and pro rata for any lesser period) to be taken at such time as a Reporting Executive considers most convenient having regard to the requirements of the Company’s business and to the wishes of the Employee.

13.
Incapacity
13.1
Subject to the compliance of the Employee with any sickness absence procedures of the Company (as amended from time to time), he will continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for an aggregate of 13 weeks in any 52 week period. Any payment to the Employee during absence due to Incapacity will be inclusive of any State illness or disability benefit due in accordance with applicable legislation in force at the time of absence.
13.2
After 13 consecutive weeks’ absence due to Incapacity, the Employee will be eligible to participate in such permanent health insurance scheme as the Company may provide (the “PHI Scheme”) upon the terms and subject to the conditions set out below:
(a)
the PHI Scheme is an insured scheme and, consequently, the Employee’s entry to and eligibility to participate in the said scheme is subject to and conditional upon the Employee satisfying the insurer’s requirements as notified to the Company from time to time;
(b)
all benefits payable under the PHI Scheme are subject to and conditional upon the terms and conditions of the relevant policies of insurance applicable to the said scheme;
(c)
entry to and continuation of the PHI Scheme, in relation to the Employee, is subject to and conditional upon the Company being able to effect and/or maintain, at a reasonable cost as determined by the Board from time to time, the relevant policy of insurance applicable to the said scheme;
(d)
all or any benefits payable under the PHI Scheme will cease upon the termination of the Employee’s employment with the Company for any cause whatsoever, the Employee’s return to work or in the unfortunate event of the Employee’s death in service. The Employee is eligible to be covered under this plan up to age 68.
(e)
the fact that the Employee may have a right of admission to the PHI Scheme and/or that he may be in receipt of benefits under the PHI Scheme will not prevent the Company exercising its rights to terminate the Employee’s employment under clause 17 or otherwise.
14.
Confidential Information
14.1
The Employee will not, except as authorised or required by his duties or as required by law or a court of competent jurisdiction, reveal to any person, persons or company, any of the trade secrets or confidential information, operations, notices or dealings of the Company or any information concerning the organisation, business, finances, transactions or affairs of the Company and/or any of its associated companies which may come to his knowledge during his employment hereunder and will keep with complete secrecy all confidential information entrusted to him and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or in any way be likely to do so. It is agreed that this restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain through no act, omission, unauthorised disclosure or other breach on her part of the provisions of this Agreement.
14.2
The Employee will not during the continuance of this Agreement make otherwise than for the benefit of the Company any note, memorandum or other record relating to any matter within the scope of business of the Company or concerning any of its dealings or affairs nor will the Employee either during the continuance of this Agreement or afterwards use or permit to be used any such notes, memoranda or records otherwise than for the benefit of the Company it being the intention of the parties hereto that all such notes, memoranda and records (whether in writing or data based) made by the Employee will be the property of the Company and will be left at its registered office on the termination of the Employee’s employment or earlier if so requested by the Board.

15.
Intellectual Property Rights
15.1
In this clause 15:
(a)
‘Intellectual Property’ means, without limitation, patents, inventions, know-how, trade secrets and other confidential information, rights in design (registered and unregistered), copyright including copyright works, data, database rights and sui generis rights, rights affording equivalent protection to copyright, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, brand names, certification marks, assumed names and other indicators or origin, and all other industrial or intellectual property developed, discovered, acquired, conceived or made by the Employee in connection with and/or during the course of his employment or otherwise in any way affecting, connected or related to the performance of her duties hereunder; and
(b)
‘Intellectual Property Rights’ means any present or future rights title and interest and applications for rights title and interest or forms of protection of similar nature or having similar effect in one part of the world, or relating to Intellectual Property and copyright works including (without prejudice to the generality of the foregoing) author certificates, inventor certificates, improvement patents, utility certificates, moral rights, models and certificates of addition and including any divisions, renewals, continuation, extensions or reissues thereof and rights in the nature of unfair competition rights and rights for passing off.
15.2
The Employee acknowledges and agrees that any Intellectual Property arising from the performance of her duties under this Agreement will belong to and be the absolute property of the Company and the Employee undertakes not to dispute the Company’s ownership of such Intellectual Property.

15.3
The Employee will disclose full details of all Intellectual Property arising from the performance of her duties under this Agreement to the Company and the Employee hereby agrees to assign and does hereby expressly assign to the Company all Intellectual Property Rights for their full term throughout the world including without limitation the right to sue for any infringement or threatened infringement of any such Intellectual Property Rights, title or interest whether such infringement or threatened infringement occurs prior to or after the execution of this Agreement and waives all moral rights he may have in respect of such Intellectual Property.
15.4
The Employee acknowledges and agrees that it may not now or at any time in the future use or exploit the Intellectual Property without the express written permission of the Company, except insofar as is necessary for the performance of her duties hereunder.
15.5
The Employee warrants and represents that he will be the sole beneficial owner of Intellectual Property Rights and that the Employee will be free to assign such Intellectual Property Rights to the Company pursuant hereto without any third party claims, liens, charges or encumbrances of any kind and that the Employee is free of any duties or obligations to third parties, which may conflict with the terms of this Agreement. The Employee agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company may incur or suffer as a result of a breach by the Employee of the warranties set out in this clause 15.5.
15.6
The Company will, in its sole discretion, be entitled to apply for Intellectual Property Rights in respect of the Intellectual Property.
15.7
The Employee agrees if and whenever required to do so (whether during or after the termination of this Agreement) at the expense of the Company to do all things necessary, execute such deeds and documents and provide all such assistance as the Company may reasonably require to enable the Company to obtain and maintain the benefit of all Intellectual Property Rights in any part of the world and the Employee acknowledges that he will not be entitled to any further compensation or fees in respect of the performance of her obligations under this clause save as may be provided for by law.
15.8
The Employee irrevocably appoints the Company to be the Employee’s attorney or agent in the Employee’s name and on the Employee’s behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of this clause and the Employee agrees that a certificate in writing in favour of any third party signed by any duly authorised officer of the Company that any act or thing or deed, document or instrument falls within the authority hereby conferred will be conclusive evidence that this is the case.
15.9
The Employee warrants and represents that none of the Intellectual Property Rights or the exercise of them will infringe any intellectual property rights of which a third party is the proprietor including, in particular but without limitation, any patents, copyrights, registered designs, moral rights or rights of confidence. The Employee agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company or a third party may incur or suffer whether direct or consequential (including but without limitation any economic loss or other loss of profits, business or goodwill) as a result of any dispute or contractual, tortious or other claims or proceedings brought against the Company by a third party alleging infringement of its intellectual property rights by reason of the use or exploitation of any Intellectual Property, conceived, originated, made or developed by the Employee PROVIDED ALWAYS that:
(a)
the Company will forthwith give written notice to the Employee of any claims or proceedings following receipt of them;
(b)
the Company will make no admission of liability and must give the Employee sole authority to defend or settle the claims or proceedings at the Employee’s cost and expense;
(c)
the Company must give the Employee all reasonable assistance in connection with the claims or proceedings at the Employee’s cost and expense;
(d)
in addition to the aforesaid indemnity, where an injunction restraining use or exploitation by the Company of any Intellectual Property is, in the opinion of the Company’s legal advisers, likely to be granted to the third party, the Employee’s will do all such acts and things either to render them non-infringing without affecting any of the Employee’s other duties and obligations under this Agreement or will obtain a licence from the third party granting the Company the right to continue using them.
15.10
The obligations of the parties under this clause 15 will survive the expiry or the termination of this Agreement for whatever reason.
16.
Reconstruction

If before the termination of this Agreement the employment of the Employee hereunder will be determined by reason of a reconstruction, re-organisation or merger involving the Company and he will be offered employment with any Company or undertaking resulting from such reconstruction, re-organisation or merger on terms and conditions which are equivalent to the terms and conditions of this Agreement, then the Employee will have no claim against the Company in respect of the termination of her employment hereunder.

17.
Termination
17.1
The Company or the Employee is entitled to terminate the Employee’s employment at any time by giving the other party not less than 3 (three) months’ notice in writing. The Company also reserves the right to terminate this Agreement at any time without notice (or payment in lieu thereof) if the Employee will at any time:
(a)
commit any serious breach or persistent breach of any of the provisions herein contained and (if capable of remedy) fail to remedy the same within 30 days of being called upon to do so by the Company;
(b)
be guilty of fraud, dishonesty, gross misconduct or wilful neglect in the discharge of her duties hereunder;
(c)
become bankrupt or make any arrangement or composition with his creditors generally;
(d)
become of unsound mind or
(e)
be convicted of any criminal offence other than an offence which in the reasonable opinion of the Board does not affect his position.
17.2
The Board may at any time, and whether pending an investigation or any disciplinary hearing involving the Employee or during the whole or any part of a period of notice to terminate the Employee’s employment, suspend and/or require the Employee by notice in writing not to attend for work and/or perform his functions hereunder. The Employee may also during any period of suspension be required not to communicate with suppliers, customers, other business connections or other employees of the Company and/or its associated companies and may be relieved of some or all of his powers and duties. The exercise of any or all of its powers under this clause 17.2 by the Board on behalf of the Company will not relieve the Company of its obligations to pay such salary and other benefits as are due to the Employee under this Agreement nor will it relieve him of any other obligations to the Company under this Agreement. The exercise of any or all of its powers under this clause 17.2 by the Board will not amount to or be treated by the Employee as a repudiation of this Agreement or as the termination of the Employee’s employment by the Company.

17.3
Notwithstanding anything herein contained, the Company will be entitled to make the appropriate payment to the Employee in respect of salary and other contractual benefits in lieu of any period of notice which he is entitled to receive or required to give and to terminate this Agreement forthwith upon the Company’s written undertaking to pay such sum to the Employee within thirty

(30) days of the date of such termination.

17.4
Upon the termination of this Agreement for whatsoever reason, the Employee will, unless requested by a Reporting Executive in writing not to do so, resign without claim for compensation from any offices held by him in the Company and/or in any of its associated companies and in the event of his failure to do so, a Reporting Executive is hereby irrevocably authorised to appoint some person as his attorney in his name and on his behalf to execute all documents and to do all things requisite to give effect thereto.
17.5
Any benefits to which the Employee may be entitled to receive under any Amarin Change in Control Severance Payment Plan from time to time will be inclusive of the Employee’s notice period entitlement referred to at clause 17.1, above, such that the Employee shall not be entitled to both severance and notice benefits.
18.
Garden Leave

The Company may require the Employee to take garden leave (“Garden Leave”) and not to attend at work and/or not to undertake all or any of his duties hereunder during all or any part of any period of notice (whether given by the Employee or the Company) PROVIDED ALWAYS that during any period of Garden Leave the Employee will continue to receive his salary and contractual benefits and all obligations and entitlements under this Agreement continue to apply and the Employee otherwise remains bound by his employment obligations to the Company (including the obligation of exclusive service to the Company). If the Employee is required to take Garden Leave the Company may require the Employee:

(a)
not to attend at his place of work or any of the Company’s other premises;

(b)
not to carry out all or part of his duties during the notice period;
(c)
to return to the Company all documents and other materials (including Copies) belonging to the Company;
(d)
not without the prior written permission of the Company contact or attempt to contact any of the Company’s clients, customers, suppliers, agents, professional advisers, brokers, or bankers or any of the Company’s employees; and
(e)
engage in, or be concerned with, or provide services to, (whether as an employee, director, agent, partner, consultant or otherwise) any other business until the date that employment terminates.
19.
Post Termination Restrictions
19.1
During the Restricted Period, the Employee will not either directly or indirectly (without the prior written consent of a Reporting Executive):
(a)
solicit the services of, or entice away from the Company and/or any associated company, employ or engage, or attempt to do any of the foregoing, whether on his own behalf or on behalf of others, any person who is or was an executive director or a senior manager of the Company or of any associated company at any time during the twelve (12) month period immediately preceding the Termination Date; and/or
(b)
solicit or entice away from the Company and/or any associated company, or attempt to do so, the custom or business of any person who or which is, or was, a customer of the Company and/or of any associated companies with whom the Employee had contact by virtue his employment with the Company at any time during the twelve (12) month period immediately preceding the Termination Date; and/or
(c)
within the European Union (as it existed in 2019) and the United States, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, work for or be engaged by or concerned or interested (except as the holder of any shares, stock or debentures which in aggregate do not exceed 1% of the total shares, stocks or debentures of a company quoted on any recognised stock exchange) in any person which in competition with the Company and/or any associated company, which is engaged in any business activity anywhere in the world involving the development, manufacturing or marketing of any products, or the performance of any services which products or services are similar to the products or services of the Company and/or any associated company, or products or services that the Company and/or any associated company has under development or that are the subject of active planning at any time during the Employee’s employment with the Company, including without limitation, any entity that provides or has active plans to provide products and/or services in the area of triglyceride management.
19.2
The Employee hereby acknowledges and agrees that the covenants and provisions of this clause 19 hereof are separate and severable and that the restrictions therein contained are fair and reasonable in all the circumstances. In the event, however, that any of the restrictions contained in this clause 19 are adjudged by a court of competent jurisdiction to go beyond what is reasonable, in all the circumstances, for the protection of the legitimate interests of the Company and/or any associated company but would be adjudged reasonable if any particular restriction or restrictions, or part thereof, were deleted in any manner, then the restrictions in question will apply with such deletions as may be decided by a court of competent jurisdiction, without affecting the remaining provisions thereof.

20.
Data Protection
20.1
The Company holds personal information about the Employee. By accepting these terms and conditions, the Employee accepts the Company will process personal information about him in the normal course of the employer/employee relationship to discharge its contractual obligations and in furtherance of the Company’s legitimate business interests. The Company will transfer personal information within its corporate group both inside and outside the European Union and also to third parties as are necessary to administer aspects of the Employee’s employment (e.g. Revenue Commissioners, pay and benefit providers/administrators, occupational health advisers) and those necessary for the Company’s legitimate business interests such as its professional advisers and potential investors in the business.
20.2
The Employee’s data will be retained for the duration of his employment plus an additional period (typically 7 years but possibly longer where required by law) to address the relevant retention and limitation periods determined by law. The Company will process the Employee’s personal information in accordance with data protection laws and the Employee can consult the Company’s Data Protection Policy for details about how to exercise his rights in respect of his data.
20.3
The Company will ensure that the Employee’s information is accurate, kept up to date and not kept for longer than is necessary. The Employee must let the Company know of any material change in her personal data (e.g. address, contact details, next of kin for emergency contact purposes, etc.). The Company will also take measures to safeguard the Employee’s data against unauthorised or unlawful processing and accidental loss or destruction or damage.
20.4
The Company relies on the Employee to comply with all applicable workplace policies and procedures governing the use of Company facilities and the use and disclosure of data, with which the Employee must comply. The Company reserves the right to monitor the Employee's use of Company facilities where the Company believes it is necessary to ensure compliance with acceptable usage and other applicable policies so the Employee must not assume that workplace email communications, social media use or web-use are private. The Employee is advised that where appropriate and available, evidence such as CCTV footage, web-logs, etc. will be used by the Company in the context of internal investigations and/or disciplinary proceedings.
21.
Collective Agreement

There is no collective agreement which directly affects the Employee’s employment.

22.
Variation

In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make changes of a minor, administrative, or non-fundamental nature to the terms and conditions of the Employee’s employment from time to time.

Additionally, the Company reserves the right to introduce and amend employment policies and procedures. Wherever practicable, the Employee will be given reasonable advance notice of any such change.

23.
Entire Agreement
23.1
This Agreement together with the Company letter to the Employee dated February 25, 2022 regarding his equity grant (and related agreements) contain the entire agreement between the parties relating to this employment. All prior and contemporaneous agreements written or oral, between the parties regarding the subject matter hereof are superseded by this Agreement. Neither party has relied upon representations or statements made by the other party hereto which are not specifically set forth in this Agreement. Any amendments or additions to the provisions hereof will be confirmed in writing by the Company to the Employee and agreed by her and unless so confirmed and agreed will not be binding on the parties hereto.
24.
Independent Legal Advice

The Employee acknowledges that he has been given the opportunity to take independent legal advice before signing this Agreement and understands the terms and effect of this Agreement.

25.
Governing Law & Jurisdiction

This Agreement, and any non-contractual obligations arising here from, are governed by and construed in accordance with the laws of Ireland. The parties hereto submit to the non-exclusive jurisdiction of the Irish Courts.

26.
General
26.1
The obligations of and restrictions imposed on the Employee under the provisions of this Agreement are in addition to and not in substitution for any obligations and restrictions imposed on the Employee by law.
26.2
In the event that any of this Agreement is void and unenforceable in whole or in part, for any reason for whatsoever, this unenforceability or invalidity will not affect the enforceability or validity of the remaining terms and/or conditions.
26.3
The benefit of each agreement and obligation of the Employee under this Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and its associated companies and such agreements and obligations will operate and remain binding notwithstanding the termination of this Agreement.
26.4
Notices may be given by either party by hand or by post or e-mail message addressed to the other party at (in the case of the Company) its registered office for the time being (marked for the attention of the Secretary of the Company) and, in the case of the Employee, his last known address; and any such notice if sent by post will be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post.
26.5
The expiration or determination of this Agreement howsoever arising will not affect such of the provisions hereof as are expressed to operate or have effect thereafter and will be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

26.6
A waiver by either party of any breach by the other party of any of the terms, provisions or conditions of this Agreement or the acquiescence of such party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid will not constitute a general waiver of such terms, provision or condition or of any subsequent act contrary thereto.
26.7
This Agreement may be executed by the parties hereto on separate counterparts each of which when executed and delivered will constitute an original, it being the intent that all such counterparts together will constitute but one and the same instrument.
26.8
References to the masculine gender include the feminine gender where applicable.

[signature page follows]

IN WITNESS whereof the parties hereto have executed this Agreement in manner hereinafter appearing the day and year first above written.

SIGNED by /s/ Michael Kalb

Michael Kalb

for and on behalf of the Company in the presence of:

SIGNED sealed and delivered by the said /s/ David Keenan

David Keenan

in the presence of: